EXHIBIT NO. 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-3713, 33-39720, 33-51651, 33-58905, 333-55687 and 333-83052 of Airborne, Inc. and subsidiaries on Form S-8 of our report dated February 22, 2002 (May 9, 2002 as to Notes Q and R), appearing in the Current Report on Form 8-K dated May 9, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for major engine overhaul costs).

/S/    DELOITTE & TOUCHE LLP

Seattle, Washington
May 9, 2002